Exhibit 10.1

Execution Version

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (“Agreement”), dated as of February 5, 2025, is by and between Johnson Controls International plc (the “Company”), and George R. Oliver (“Executive”).

WHEREAS, Executive is currently employed as the Chief Executive Officer of the Company and currently serves as the Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, Executive has announced his intent to retire, and the Board believes that executing a successful CEO succession and transition process is in the best interests of the Company and its shareholders and is a core function of the Board;

WHEREAS, as part of its succession and transition planning process, the Board and Executive have mutually agreed that Executive will retire from his role as Chief Executive Officer of the Company, effective March 12, 2025, immediately following the Company’s annual general meeting of shareholders;

WHEREAS, the Board (excluding Executive) has requested that Executive continue to serve on the Board in the role of Chairman following his retirement on March 12, 2025, until July 31, 2025 (the “Non-Executive Chairman Service”) to facilitate the transition to the new Chief Executive Officer;

WHEREAS, the Board (excluding Executive) has requested that Executive serve as an advisor to the Company from August 1, 2025, until no later than December 31, 2025 (the “Advisor Service”) to facilitate the transition to the new Chief Executive Officer (the “New CEO”); and

WHEREAS, the Company and Executive desire to set forth their respective rights and obligations regarding Executive’s pending retirement from, and other service with, the Company.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Retirement from the Company. Executive and the Company agree that, effective immediately following the Company’s annual general meeting of shareholders on March 12, 2025 (the “Retirement Date”), Executive shall retire from employment with the Company and simultaneously resign from his position as Chief Executive Officer of the Company and from any and all other positions held by Executive with the Company and its direct and indirect subsidiaries and affiliates, other than his role as a director of the Company and Chairman of the Board, which position Executive shall continue to hold from March 12, 2025 through July 31, 2025, upon which date Executive shall be deemed to have resigned from the Board as a director and as Chairman of the Board. Executive agrees to execute and deliver such documentation as may be reasonably required to effectuate the resignations detailed in the immediately preceding sentence.

2.            Advisor Service. From August 1, 2025 through December 31, 2025, or such earlier termination date as is specified by at least thirty (30) days’ advance written notice from one party to the other, Executive shall provide advisory services to the New CEO as may be reasonably requested by the Board or the New CEO to advise the Board and facilitate the transition the New CEO to such role.

3.            Retirement Benefits.

a.	Pro Rata Bonus. Subject to (i) Executive’s continued employment through the Retirement Date and (ii) Executive’s compliance with any applicable restrictive covenants contained in agreements between Executive and the Company, Executive shall be entitled to an award under the Company’s Annual Incentive Performance Program (“AIPP”) for fiscal year 2025 previously established by the Board with respect to Executive, based on Executive’s existing target award and the Company’s actual performance for the full fiscal year, but pro-rated based on the number of days Executive was employed from October 1, 2024 through and including the Retirement Date relative to the number of days in the full performance period. The award so determined shall be payable following the end of fiscal year 2025 in accordance with the Company’s normal AIPP payment cycle.

b.	Long-Term Incentive Awards. Subject to (i) Executive’s continued employment through the Retirement Date, and (ii) Executive’s compliance with any applicable restrictive covenants contained in agreements between Executive and the Company and in the Company’s severance programs for executive officers, Executive’s long-term incentive awards shall be treated as follows, and these provisions shall override any contrary provisions in the applicable equity award agreements:

i.            Any Company performance share units held by Executive that are outstanding as of the Retirement Date shall remain eligible to vest and be earned while Executive is in service with the Company in any capacity, and a pro rata portion of any remaining unvested and unearned portion of such units at the time of Executive’s separation from service shall remain eligible to vest and be earned based on actual performance following the end of the applicable three-fiscal-year performance period. The pro rata number of units that Executive shall be eligible to earn shall be calculated as follows: (A) the total number of units subject to the applicable performance share unit award multiplied by (B) a fraction, the numerator of which equals the number of full months that Executive was in service with the Company in any capacity during the applicable performance period and the denominator of which equals the total number of months in the applicable performance period.

ii.           Any unvested Company restricted share units held by Executive that are outstanding as of the Retirement Date will continue to vest on their regular vesting schedule while Executive is in service with the Company in any capacity, and upon Executive’s separation from service with the Company, any then-remaining unvested portion of such units shall vest on a pro rata basis and be settled upon Executive’s separation from service with the Company, subject to any six (6) month delay or other time and form of payment required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The pro rata number of units that shall vest shall be calculated as follows: (A) the total number of units subject to the applicable restricted share unit award multiplied by (B) a fraction, the numerator of which equals the number of full months that Executive was in service with the Company in any capacity during the applicable service period and the denominator of which equals the total number of months in the applicable service period, less (C) any units that previously vested in the normal course as of the separation from service.

iii.            Any unvested Company share options held by Executive that are outstanding as of the Retirement Date will continue to vest on their regular vesting schedule while Executive is in service with the Company in any capacity, and upon Executive’s separation from service from the Company, any remaining unvested portion of such options shall vest on a pro rata basis. The pro rata number of options that shall vest shall be calculated as follows: (A) the total number of shares subject to the applicable option award multiplied by (B) a fraction, the numerator of which equals the number of full months that Executive was in service with the Company in any capacity during the applicable service period and the denominator of which equals the total number of months in the applicable service period, less (C) any options that previously vested in the normal course as of the separation from service.

iv.          All vested Company options held by Executive (including those that vest under this Agreement) will remain exercisable until the tenth anniversary of the options’ respective grant dates.

4.            Compensation for Board Service. Consistent with the Company’s director compensation program for non-employee directors, during Executive’s period of service on the Board following the Retirement Date, the Company will pay Executive an annual cash retainer of $145,000, pro-rated for the period between the Retirement Date and Executive’s separation from the Board relative to a full annual period and paid quarterly in accordance with the Company’s regular director compensation practices. In addition, to compensate Executive for his Non-Executive Chairman Service, the Company will pay Executive a supplemental annual cash retainer of $200,000, pro-rated for the period of the Non-Executive Chairman Service relative to a full annual period, and paid quarterly in accordance with the Company’s regular director compensation practices. For the avoidance of doubt, Executive shall not receive the equity portion of the non-employee director retainer.

5.            Compensation for Advisor Service. To compensate Executive for his Advisor Service, during the period of such service, he will receive a $75,000 cash payment each month, commencing August 1, 2025, to be paid monthly in arrears, and pro-rated for any partial period of monthly service. The Company shall also reimburse Executive for any reasonable business expenses incurred by Executive in the performance of his Advisor Service in accordance with the Company’s expense reimbursement policy.

6.            Accrued Obligations. Following the Retirement Date, Executive shall be entitled to such compensation and benefits as are provided by the terms of the Company’s or its affiliates’ compensation and benefits plans and policies, including, without limitation, his accrued vested benefits under the Company’s Retirement Restoration Plan and the Company’s Senior Executive Deferred Compensation Plan, payable in accordance with the terms of such plans and in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, his vested account in the 401(k) plan, and any COBRA continuation coverage under the employer-provided group health plans.

7.            Full Settlement; No Obligation to Mitigate; Indemnification and D&O Coverage.

a.	Full Settlement. Executive agrees that the payments and benefits contemplated by Sections 3 and 6 of this Agreement shall be in full satisfaction of any rights and benefits due to Executive upon a termination of Executive’s employment with the Company. Executive acknowledges that the payments and benefits to which he becomes entitled under Sections 3, 4, 5 and 6 of this Agreement shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company unless otherwise required thereunder.

b.	No Obligation to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under the provisions of this Agreement, and such amounts shall not be reduced even if Executive obtains other employment.

c.	Indemnification and D&O Coverage. Executive shall continue to be indemnified by the Company to the maximum extent permitted by applicable law and by the Company’s Memorandum and Articles of Association as well as the Deed of Indemnification between the Company and Executive and shall continue to be covered as an officer and as a director of the Company under the Company’s applicable directors’ and officers’ or other third party liability insurance, including any “tail” coverage following termination of his employment.

8.            Tax Withholding. All payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes.

9.            Press Release. The Company and Executive shall jointly agree in good faith on the terms of a press release and/or other public filing describing the arrangements provided herein.

10.          Entire Agreement. This Agreement and Executive’s letter agreement, dated as of December 8, 2017, with the Company constitute the entire agreement between the parties with respect to the subject matter hereof (other than regarding any equity- or cash-based incentive awards referenced herein), and supersede all prior agreements or understandings between the parties arising out of or relating to Executive’s employment and the cessation thereof. Executive agrees that neither the entry into this Agreement nor the actions or events contemplated by this Agreement shall constitute a basis for a “Good Reason Resignation” under, and as defined in, the Company’s Severance and Change in Control Policy for Officers.

11.          Governing Law; Arbitration Policy. This Agreement shall be governed by the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof) and construed in accordance therewith. Notwithstanding anything to the contrary herein, any disputes related to this Agreement shall be subject to the Company’s arbitration policy, as in effect from time to time, and Executive agrees to be bound by such arbitration policy.

12.          Severability of Provisions. Each section in this Agreement shall be enforceable independently of every other section, and the invalidity or non-enforceability of any section shall not invalidate or render unenforceable any other section in this Agreement.

13.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, including as a result of a merger or sale of all or substantially all of the Company’s assets or similar corporate transaction. This Agreement shall not be assignable by Executive. If Executive shall die before after a cash payment hereunder has accrued but before its payment, then such cash payment shall be made to Executive’s surviving spouse or if none, to Executive’s estate.

14.          Waivers. No failure by either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

15.          Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Executive and the Company.

16.          Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered in .pdf format, each of which shall be deemed an original and which together shall be the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ John Donofrio
Name:	John Donofrio
Title:	Executive Vice President and General Counsel

/s/ George R. Oliver
George R. Oliver

[Signature Page to Employment Transition Agreement]